UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

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UNITED REALTY TRUST INCORPORATED

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UNITED REALTY TRUST INCORPORATED
60 Broad Street, 34th Floor
New York, New York 10004

SUPPLEMENT TO PROXY STATEMENT

EXPLANATORY NOTE

On or about April 30, 2015, United Realty Trust Incorporated (the “Company”) filed with the Securities and Exchange Commission its proxy statement (“Proxy Statement”) describing the matters to be voted upon at the Company’s 2015 Annual Meeting (the “Annual Meeting”) of Stockholders to be held on Wednesday, June 17, 2015 at the Company’s offices, located at 60 Broad Street 34th Floor, New York, New York 10004, commencing at 12:00 p.m. (local time). The Proxy Statement, and the accompanying Notice of Annual Meeting, were dated as of April 30, 2015. The Proxy Statement stated that the Proxy Statement, the accompanying proxy card, the Notice of Annual Meeting and the Company’s 2014 Annual Report were first mailed to the Company’s stockholders on or about April 30, 2015. In fact, the Proxy Statement, the accompanying proxy card, the Notice of Annual Meeting and the Company’s 2014 Annual Report were first mailed to the Company’s stockholders on May 15, 2015.

This supplement (this “Supplement”) updates the Proxy Statement to reflect the correct mailing date and other information related thereto. This Supplement also (i) corrects the information about what vote is required to elect directors to state that directors will be elected by a majority of all votes cast at the Annual Meeting rather than a plurality of all votes cast at the Annual Meeting; (ii) adds additional information about a former executive officer and director of the Company; and (iii) updates the disclosure concerning related party transactions to include amounts through March 31, 2015 and for other updates.

This Supplement updates the Proxy Statement and should be read in conjunction with it and is first being mailed to stockholders on or about June 1, 2015. This Supplement does not change the proposals to be acted on at the Annual Meeting or the recommendations of the Company’s board of directors in relation thereto, which are described in the Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. Any term used herein and not otherwise defined herein shall have the meaning set forth in the Proxy Statement.

CHANGES TO THE PROXY STATEMENT

The references to the date “April 30, 2015” in the Notice of Annual Meeting and in the last sentence of the first paragraph on page 1 of the Proxy Statement are hereby replaced with references to the date “May 15, 2015.”

The following disclosure replaces in its entirety the disclosure under the heading “Information About the Meeting and Voting—What vote is required?” on page 3 of the Proxy Statement.

“What vote is required?

A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present will be sufficient to elect the directors named in this Proxy Statement, ratify the appointment of Ernst & Young LLP and approve any other proposals that may be made. Any Common Shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. A “broker non-vote” occurs when a broker who holds Common Shares for the beneficial owner does not vote on a proposal because the broker does not have discretionary voting authority for that proposal and has not received instructions from the beneficial owner of Common Shares.

None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or the Charter.”

The following disclosure replaces in its entirety the disclosure under the heading “How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?” on page 4 of the Proxy Statement.

“How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

In order for a stockholder proposal to be properly submitted for presentation at our 2016 annual meeting and included in the proxy material for next year’s annual meeting, we must receive written notice of the proposal at our executive offices no later than 5:00 p.m., Eastern Time, on January 16, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely. All proposals must contain the information specified in, and otherwise comply with, Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals should be sent via registered, certified or express mail to: 60 Broad Street — 34th Floor, New York, New York 10004, Attention: Jacob Frydman, Chief Executive Officer, Secretary and Chairman of the Board of Directors. For additional information, see the section in this Proxy Statement captioned “Stockholder Proposals for the 2016 Annual Meeting.”

The following disclosure replaces footnote (2) to the table under the heading “Compensation of Directors” on page 15 of the Proxy Statement.

“(2)	Mr. Vitale, a former director and executive officer of the Company who resigned from such positions on February 6, 2015, received no additional compensation for serving as a director. In connection with his resignation as an executive officer, Mr. Vitale received a grant of 1,527 Common Shares not subject to any vesting conditions and valued at $12.51 per share pursuant to the terms of his employment agreement with the Advisor.”

  The following disclosure replaces in its entirety the disclosure under the heading “Certain Relationships and Related Transactions” on page 19 of the Proxy Statement.

“Certain Relationships and Related Transactions

Advisor and its Affiliates

Jacob Frydman serves as the Chairman of the Board of Directors, our Chief Executive Officer and our Secretary. Our Sponsor is controlled and indirectly owned by Mr. Frydman. We are externally advised by the Advisor, which is controlled by Mr. Frydman, who also holds a majority of the economic interests in it. We executed an advisory agreement with the Advisor, a dealer manager agreement with Cabot Lodge Securities, LLC, an affiliate of the Sponsor (the “Dealer Manager”), and a property management agreement with URA Property Management LLC, a Delaware limited liability company (the “Property Manager”), also an affiliate of the Sponsor. These agreements entitle the Advisor, the Dealer Manager, and the Property Manager to specified fees upon the provision of certain services with regard to the offering and the investment of funds in real estate properties and real estate-related investments, among other services, as well as reimbursement of organization and offering expenses incurred by the Advisor and the Dealer Manager on behalf of the Company, as discussed in the chart below, and certain costs incurred by the Advisor in providing services to us. The Company has also engaged in other financial transactions with the Advisor and its affiliates in connection with acquisitions and investments and for other purposes. The Company may engage United Realty Partners LLC (“URP”), an entity controlled and indirectly owned by the Company’s president and chief executive officer, to provide brokerage services, services in connection with the origination or refinancing of debt, or advice in connection with joint venture opportunities and equity financing opportunities for the Company’s properties.

The selling commissions and dealer manager fee is not paid by purchasers who are our executive officers or directors or officers or employees of the Advisor or their family members (including spouses, parents, grandparents, children and siblings) or other affiliates, individuals who have had longstanding business or personal relationships with our executive officers and directors, institutional accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and we offer Common Shares with reduced selling commissions and, in some cases, reduced dealer manager fee, to “single purchasers” (as defined in the prospectus that forms a part of the Company’s registration statement) of more than $1,000,000 in value of Common Shares. Purchases by participating broker-dealers, including their registered representatives and their immediate families, are less the selling commissions, in the sole discretion of the Dealer Manager. The Dealer Manager is not permitted to purchase Common Shares.

The fees and reimbursement obligations are as follows:

Form of Compensation	Determination of Amount	Amounts Paid During the Period from January 1, 2014 through March 31, 2015
Selling Commissions	The Dealer Manager receives from the gross proceeds selling commissions equal to 7.0% of the maximum offering price per Common Share. No selling commissions is paid on sales of Common Shares under our DRIP. The Dealer Manager reallows all selling commissions to the participating broker-dealer or registered representative of the Dealer Manager who actually sold the Common Shares.	$1,169,964

Dealer Manager Fee	The Dealer Manager receives from the gross proceeds a dealer manager fee equal to 3.0% of the maximum offering price per Common Share. The dealer manager may reallow from the Dealer Manager fee up to 1.5% of the maximum offering price per Common Share to any participating broker-dealer for marketing support. No dealer manager fee is paid with respect to sales under our DRIP.	$517,235

Organization and Offering Expenses	We reimburse the Advisor up to 2% of the total offering price paid by investors (which includes proceeds to us from the sale of Common Shares, plus applicable selling commissions and dealer manager fee) for organization and offering expenses, which may include reimbursements to be paid to the Dealer Manager, registered investment advisors and participating broker-dealers for due diligence fees set forth in detailed and itemized invoices.	$351,999

Form of Compensation	Determination of Amount	Amounts Paid During the Period from January 1, 2014 through March 31, 2015
Acquisition Fees	We pay to the Advisor or its assignees 1% of the contract purchase price of each property acquired (including our pro rata share (direct or indirect) of debt attributable to such property) or 1% of the amount advanced for a loan or other investment (including our pro rata share (direct or indirect) of debt attributable to such investment), as applicable. For purposes of this proxy statement, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real estate-related assets, in each case inclusive of any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees and acquisition expenses.	$331,700

Acquisition Expenses	We reimburse the Advisor for expenses actually incurred related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. In addition, we pay third parties, or reimburse the Advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs, regardless of whether we acquire the related assets. In no event will the total of all acquisition fees and acquisition expenses (including those paid to third parties, as described above) payable with respect to a particular investment exceed 6% of the contract purchase price of each property (including our pro rata share (direct or indirect) of debt attributable to such property) or 6% of the amount advanced for a loan or other investment (including our pro rata share (direct or indirect) of debt attributable to such investment), as applicable.	$645,256

Construction and Development Management Fee	We expect to engage our Property Manager to provide construction and development management services for some of our properties. Other than with respect to tenant improvements, as described below, we will pay a construction and development management fee in an amount of 2% of the cost of any construction or development that our Property Manager undertakes. When our Property Manager provides construction management services with respect to tenant improvements, the construction and development management fee may be up to, but will not exceed, 5% of the cost of the tenant improvements.	None.

Asset Management Fees	We pay the Advisor or its assignees a monthly fee equal to the greater of (a) one-twelfth (1/12) of 0.75% of the contract purchase price of each property (including our pro rata share (direct or indirect) of debt attributable to such property) then owned plus one-twelfth (1/12) of 0.75% of the amount advanced for each loan or other investment (including our pro rata share (direct or indirect) of debt attributable to such investment) then owned, and (b) one-twelfth (1/12) of 1% of the average of our daily NAV for the preceding month, payable on the first business day of each month.	$350,021

Form of Compensation	Determination of Amount	Amounts Paid During the Period from January 1, 2014 through March 31, 2015
Property Management Fees	Property management fees equal to 4.5% of the monthly gross receipts from the properties managed by our Property Manager are payable monthly to our Property Manager. Our Property Manager may subcontract the performance of its property management duties to third parties, and our Property Manager may pay all or a portion of its property management fees to the third parties with whom it subcontracts for these services. We reimburse the costs and expenses incurred by our Property Manager on our behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, as well as the expenses of third-party service providers. We do not, however, reimburse our Property Manager for the fees of third-party service providers, for general overhead costs or for the wages and salaries and other employee-related expenses of employees of our Property Manager other than employees who are engaged in the on-site operation, management, maintenance or access control of our properties.	$237,116

Leasing Fees	We expect to engage our Property Manager to provide leasing services with respect to our properties. We will pay a leasing fee to our property manager in an amount that is equal to 2% of the sum of all rent payments that a tenant will be contractually obligated to make under a renewal lease at the time of the execution of such renewal lease and 5% of the sum of all rent payments that a tenant will be contractually obligated to make under a new lease at the time of the execution of such new lease. A leasing fee will be payable upon the execution of the applicable lease. Our Property Manager may subcontract the performance of its leasing duties to third parties, and our property manager may pay all or a portion of its leasing fees to the third parties with whom it subcontracts for these services.	None.

Oversight Fees	For services in overseeing property management and leasing services provided by any person or entity that is not our property manager or an affiliate of our Property Manager, we will pay the Advisor an oversight fee equal to 1% of the gross revenues of the property managed.	$3,616

Form of Compensation	Determination of Amount	Amounts Paid During the Period from January 1, 2014 through March 31, 2015
Operating Expenses	We will reimburse the Advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse the Advisor (except in limited circumstances) for any amount by which our total operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets and (ii) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. For these purposes, “average invested assets” means, for any period, the average of the aggregate book value of our assets (including lease intangibles) invested, directly or indirectly, in equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies) before deducting depreciation or bad debts or other non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, we will reimburse the Advisor for personnel costs in connection with other services, in addition to paying an asset management fee; however, we will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate disposition commissions.	During the period from January 1, 2014 to May 19, 2015, we advanced $5,544,676 in cash to the Advisor and its affiliates upon the receipt of invoices for their operating and acquisition expenses and recorded the amounts advanced as due from affiliates on our balance sheets. As of May 19, 2015, our Advisor owed us $5,564,464, including accrued interest, in repayment of advances we had made to the Advisor to pay operating expenses and acquisition expenses pursuant to the Advisor Demand Note (as defined in “— Advances to Advisor and its Affiliates.”). Subsequently, our Advisor took steps to satisfy its obligation to repay these advances to us. See “— Advances to Advisor and its Affiliates.”

Financing Coordination Fee	If the Advisor provides services in connection with the origination or refinancing of any debt that we obtain and use, directly or indirectly, to finance properties or other investments, or that we assume, directly or indirectly, in connection with the acquisition of properties or other investments, we pay the Advisor or its assignees a financing coordination fee equal to 1% of the amount available or outstanding under such financing or such assumed debt. The Advisor may reallow some of or all this financing coordination fee to reimburse third parties with whom it may subcontract to procure such financing.	$352,000

Supplemental Transaction-Based Advisory Fees	If our independent directors approve, we may engage URP, from time to time, to provide certain services, which might include brokerage services, services in connection with the origination or refinancing of debt, or advice in connection with joint venture opportunities and equity financing opportunities for our properties. We only engage URP for such services if it can provide the same level of service as an unaffiliated third party provider and at a cost similar to that of an unaffiliated third party. As a result, on a single acquisition transaction, we may pay to our affiliates an acquisition fee, a financing coordination fee, a supplemental brokerage fee, a supplemental financing fee and a supplemental joint venture advisory fee.	$259,000

Form of Compensation	Determination of Amount	Amounts Paid During the Period from January 1, 2014 through March 31, 2015
Awards Under the Stock Incentive Plan	We have adopted a stock incentive plan, pursuant to which our independent directors, officers and employees (if we ever have employees), employees of the Advisor and other affiliates, certain of our consultants and certain consultants to the Advisor and other affiliates who, directly or indirectly, provide consulting services to us may be granted equity incentive awards in the form of stock options, stock appreciation rights, restricted stock, performance shares and other stock-based awards. Our compensation committee will determine all awards under our stock incentive plan and the vesting schedule for the grants.	See “Compensation and Other Information Concerning Officers, Directors and Certain Stockholders —Share-Based Compensation.”

Compensation of Independent Directors	We pay to each of our independent directors a retainer of $30,000 per year (the chairperson of the audit committee also will receive an additional annual award of $15,000), plus $2,000 for each board or board committee meeting the director attends in person, and $1,500 for each meeting the director attends by telephone or remotely. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day. We may issue Common Shares pursuant to our stock incentive plan in lieu of paying an independent director his or her annual fees or meeting fees in cash. Our independent directors also may receive awards under our stock incentive plan. Our compensation committee will determine all awards to our independent directors under our stock incentive plan and the vesting schedule for such awards.	See “Compensation and Other Information Concerning Officers, Directors and Certain Stockholders — Compensation of Directors.”

Real Estate Disposition Commissions	For substantial assistance in connection with the sale of properties, we will pay the Advisor or its affiliates a real estate disposition commission equal to 2% of the contract sales price of such property, but in no event will such commission be greater than one-half of a real estate commission that is reasonable, customary and competitive in light of the size, type and location of the property; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a real estate commission that is reasonable, customary and competitive in light of the size, type and location of the property. Our independent directors will determine whether the advisor or its affiliates have provided substantial assistance to us in connection with the sale of a property. Substantial assistance in connection with the sale of a property includes the preparation by the Advisor or its affiliates of an investment package for the property (including an investment analysis, an asset description and other due diligence information) or such other substantial services performed by the advisor or its affiliates in connection with a sale.	None.

Form of Compensation	Determination of Amount	Amounts Paid During the Period from January 1, 2014 through March 31, 2015
Subordinated Share of Annual Cash Flows

Our Advisor will receive, annually, an amount equal to 15% of any net cash flows in respect of each calendar year remaining after payment to holders of Common Shares of distributions (including from sources other than operating cash flow) for such calendar year, such that the holders of Common Shares have received a 7% pre-tax, non-compounded annual return on the capital contributed by holders of Common Shares. “Net cash flows” means, for any period, the excess of: (i) the sum of (A) our revenues for such period, as determined under GAAP, from ownership and/or operation of properties, loans and other investments and (B) the net cash proceeds we realize during such period from any sales of assets; over (ii) the sum of all costs and expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation or to corporate business, including advisory fees, the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and listing of our Common Shares, interest payments, taxes, non-cash expenditures such as depreciation, amortization and bad debt reserves, incentive fees paid in compliance with the NASAA REIT Guidelines, acquisition fees and acquisition expenses, real estate commissions on the sale of property and other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property). Our use of “net cash flow”, a non-GAAP measure, as a metric instead of GAAP net income likely will result in the payment of a higher amount to the Advisor than if the Advisor were to receive, annually, an amount equal to 15% of GAAP net income after payment of such 7% annual return. We cannot assure you that we will provide such 7% annual return, which we have disclosed solely as a measure for the Advisor’s incentive compensation. Because such 7% annual return may consist in part of distributions from sources other than operating cash flow, the source of such 7% annual return may not be entirely from net income; to the extent that the source of such 7% annual return is not from net income, then the value of your Common Shares may be impacted negatively. Our Advisor may have an incentive to increase the amount of distributions from sources other than operating cash flow in order to maximize its subordinated share of annual cash flows. Our Advisor may receive a subordinated share of annual cash flows even if distributions to holders of Common Shares have exceeded our cash flows from operations.

None.

Form of Compensation	Determination of Amount	Amounts Paid During the Period from January 1, 2014 through March 31, 2015
Sponsor Preferred Shares (or Common Shares, if Sponsor Preferred Shares are converted)	Upon (and for 180 days following) the occurrence of a “Triggering Event,” each outstanding Sponsor Preferred Share becomes convertible into one Common Share for each $100 million, rounded down to the nearest $100 million, of gross proceeds raised by us through the date of conversion in this public offering and any subsequent public offering of Common Shares, combined. The occurrence of any of the following events constitutes a Triggering Event:

•    the sale or transfer of substantially all of our assets, stock or business through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in our liquidation, dissolution or winding up;

•    the termination or expiration without renewal of the advisory agreement, including the termination of the advisory agreement by our sponsor, which, as an affiliate of our Advisor, may terminate the agreement at any time, upon 60 days’ notice; or

•    the listing of our Common Shares on any national securities exchange.
	Following our liquidation, dissolution or winding up, our sponsor will receive 15% of the amount of any excess of the proceeds over the amount of Invested Capital, as defined below, plus a non-compounded pre-tax annual return to holders of Common Shares of 7% on Invested Capital. The term “Invested Capital” means the amount calculated by multiplying the total number of Common Shares issued by us by the original issue price for each such Common Share, reduced by an amount equal to the total number of Common Shares that we repurchased under our share repurchase program, as the same may be amended, supplemented or replaced from time to time, multiplied by the original issue price for each such repurchased Common Share when initially purchased from us.	N/A

7 Carnegie Acquisition

On December 16, 2014, to fund a portion of the cost of the acquisition of an office building located at 7 Carnegie Plaza, Cherry Hill, NJ (“7 Carnegie”), through a special purpose entity (the “SPE”), we borrowed a principal amount of $1.8 million under a mezzanine loan (the “Mezzanine Loan”), from the unaffiliated third party selling 7 Carnegie (the “Seller”). The Mezzanine Loan bore interest at an initial rate of 6% per annum, which would have increased to a rate of 8% per annum on March 31, 2015. Interest would have accrued but would not have been payable until January 6, 2020, when all principal and accrued interest would have become due and payable. The Mezzanine Loan was secured by a security interest in 7 Carnegie, guaranteed by us, and could be accelerated only in the event of a default. We were able to prepay all or any portion of the principal amount under the Mezzanine Loan without penalty. Pursuant to a side letter (the “December Side Letter”) entered into in connection with the Mezzanine Loan between and among the Seller, the SPE and W.A. Lloyd, LLC (“WAL”), a limited liability company controlled by Jacob Frydman, our chairman and chief executive officer, if the SPE did not prepay the principal amount of the Mezzanine Loan by February 28, 2015, the Seller would have been entitled to excess cash flow under the first mortgage loan from UBS Real Estate Securities, Inc. on 7 Carnegie and WAL would have been required to contribute, as additional collateral for the Mezzanine Loan, a separate property (the “WAL Property”) that is unconnected to 7 Carnegie, located in New York and owned and controlled by WAL. On March 25, 2015, pursuant to a letter agreement between and among the Seller, the SPE and WAL, we repaid the Mezzanine Loan, and the obligations of the parties under the December Side Letter were satisfied, by providing the Seller the following consideration: (i) $1.0 million in cash; (ii) execution of a new promissory note (the “New Note”) by the SPE in favor of the Seller in the amount of $767,960 which bears interest at a rate of 6% per annum and matures on September 24, 2015; (iii) a guaranty (the “WAL Guaranty”) of the obligations under the New Note by WAL; (iv) a mortgage by WAL of the WAL Property to secure the WAL Guarantee; and (v) a release of a note given by an affiliate of the Seller in favor of us on February 4, 2015 in the amount of $60,959.34. Through March 31, 2015, we had paid interest in the amount of $383.98 on the New Note.

Lippincott DST Acquisition

In February 2015, we had advanced $100,000 in cash (the “Initial Deposit”) to United Realty Funds Management, LLC (“Funds Management”), an entity wholly owned and controlled by Jacob Frydman, our chairman and chief executive officer, to allow it to make a soft deposit required by the purchase and sale agreement entered into on January 29, 2015 (the “PSA”) between Lippincott Real Estate Associates, LLC (the “Seller”) and Funds Management pursuant to which Funds Management had the right to acquire the property located at 402 and 404 Lippincott Drive, Marlton, NJ (the “Lippincott Property”) for $9.5 million. On March 4, 2015, Funds Management assigned its rights and obligations under the PSA to UR Lippincott, DST (“Lippincott DST”), a Delaware statutory trust sponsored and controlled by Funds Management, such that Lippincott DST would pay $11.8 million for the Lippincott Property. The $2.3 million difference between the purchase price for Funds Management and Lippincott DST represents the $2.3 million fee for assigning Lippincott DST its rights and obligations under the PSA that Funds Management is entitled to receive in connection with the transaction that has not yet been paid (the “Assignment Fee”). The full Assignment Fee will become payable when all 100 units of beneficial interest in Lippincott DST (each such unit representing a 1% beneficial interest in Lippincott DST, a “Unit”) are sold. The Units are being offered by the Dealer Manager to private investors for $73,000 per Unit, of which $6,570 may be payable to the Dealer Manager as sales commissions or expenses. To date, the Dealer Manager has waived its right to receive any amounts under these selling arrangements, although it has continued to participate in the offering of the Units, which remains open until July 14, 2015. When all 100 Units are sold, the total cost to Lippincott DST for the Lippincott Property will be $13.8 million, representing the $10.5 million paid at closing, $2.3 million for the Assignment Fee and $1.0 million on account of offering expenses, reserves and transaction fees due to various third parties.

On May 15, 2015, Lippincott DST acquired the Lippincott Property, and we, through our operating partnership, entered into a Purchase Agreement with Funds Management to purchase 5 Units in the Lippincott DST for $365,000, of which $100,000 was deemed to have been previously paid through the advance of the Initial Deposit and $265,000 was paid in cash to Lippincott DST on May 15, 2015. As of May 28, 2015, 55 Units had been purchased by third-party investors and us and 45 Units had been purchased or are being held by Funds Management. All but one of the Units purchased or held by Funds Management are still available for sale to additional third-party investors. If any Units have not been sold by the close of the offering, Funds Management will either retain them or purchase them for its own account and effectively fund the payment of the Assignment Fee to it with its own money. In any event, we have no further obligations to purchase additional Units from Funds Management and do not intend to do so.

The total amount paid in cash by Lippincott DST at the closing was $10.5 million, which was funded through a $6.5 million mortgage loan taken out by Lippincott DST secured by the Lippincott Property and $4.0 million from the sale of Units to us, third-party investors and Funds Management. This amount comprised of $9.5 million paid to the sellers of the Lippincott Property under the PSA and the balance paid to various third parties to cover offering expenses, reserves and transaction fees.

A holder of Units is entitled to a proportionate share in distributions from the operations or sale of the Lippincott Property, after paying or reimbursing Funds Management for any reasonable fees or expenses paid by Funds Management on behalf of Lippincott DST and reserving and retaining such additional amounts as Funds Management determines are necessary to pay anticipated ordinary current and future Lippincott DST expenses. Units are also subject to transfer restrictions and other restrictions on ownership. Holders of Units have no rights to contribute additional assets, to vote or to otherwise direct in any manner the operations of Lippincott DST or the actions of Funds Management, in it its capacity as manager of Lippincott DST. As manager under the trust agreement governing Lippincott DST, Funds Management manages and directs the investment activities and affairs of Lippincott DST and, among other things, is authorized and directed to take all actions required to ensure Lippincott DST’s obligations under its indebtedness are met, rents on the Lippincott Property are collected and that distributions are made to holders of Units. In this capacity, Funds Management has no fiduciary duties whatsoever to Lippincott DST or to the holders of Units, and Funds Management is, among other things, also entitled to receive reimbursement for its expenses in connection with its duties and, together with its officers, directors employees and agents, to be indemnified by Lippincott DST and holders of Units against any losses arising out of the performance of its duties as manager except for losses resulting from fraud or gross negligence. During the period that Lippincott DST has been in existence, there have been no reimbursements of acquisition fees to Funds Management and no indemnification claims.

The Lippincott Property is a 53,100 square foot commercial building that is leased to a healthcare management service provider under a net lease agreement which expires on December 31, 2024. The annual rent for 2015 is $1,088,550 and the rent is subject to annual increases of $0.50 per square foot per annum until the lease expiration.

In addition, the Property Manager will serve as the property manager of the Lippincott Property and will receive an annual fee equal to $24,000 per annum, pro-rated and paid monthly in arrears. In addition, the Property Manager will be reimbursed for its out-of-pocket expenses not covered by gross income from the Lippincott Property. Through May 28, 2015, the Property Manager has not received any fees or reimbursements pursuant to this arrangement.

Route 9W Acquisition

On May 19, 2015, an undeveloped land parcel located on Route 9W, Ulster County, NY (“Route 9W”), consisting of approximately 11 acres of land a property owned and controlled by an affiliate of our chairman and chief executive officer, was deeded to our Advisor, which immediately deeded it to us. Our preliminary estimate of the value of Route 9W is $2.5 million based on a 2008 appraisal, but this estimate is preliminary and subject to change. The ultimate value ascribed to Route 9W will be based on a new third-party appraisal, which we expect will be completed by June 30, 2015. If the third-party appraisal is less than $2.5 million, we will adjust the value at that time and our Advisor has agreed to pay us an amount in cash equal to the difference. If the third-party appraisal is greater than our current estimate, we will not owe our Advisor any additional amounts.

Third-Party Note

On May 19, 2015, a note (the “Third-Party Note”) in our favor in the amount of approximately $2.7 million was executed by CM Realty Holdings, LLC, an entity wholly owned and controlled by Craig Marshak, a non-affiliated third party. The Third-Party Note is guaranteed by our Advisor and was substituted for the outstanding balance of the Advisor Demand Note (defined under “—Advances to Advisor and its Affiliates”) upon its surrendered for cancellation in connection with the execution of the Third-Party Note. Similarly to the Advisor Demand Note, the Third-Party Note is due on demand and bears interest at a rate of 1.5% per annum.

Advances to Advisor and its Affiliates

During the period from January 1, 2014 to May 19, 2015, we advanced funds to the Advisor and its affiliates upon the receipt of invoices for their operating and acquisition expenses and recorded the amounts advanced as due from affiliates on our balance sheets.

Our Advisor did not repay any of these advances during the period they were outstanding. These advances were documented through a promissory note (the “Advisor Demand Note”) that was executed by the Advisor in favor of us periodically, most recently on March 31, 2015. The Advisor Demand Note was due on demand and bore interest at a rate of 1.5% per annum, which totaled $19,788 for the period from March 31, 2014 to May 19, 2015. There were no other material terms associated with our Advisor’s obligation to repay these advances to us.

As of May 19, 2015, our Advisor owed us approximately $5.6 million, including accrued interest, in repayment of advances we had made to the Advisor to pay operating expenses and acquisition expenses pursuant to the Advisor Demand Note.

Subsequently, our Advisor took steps to satisfy its obligation to repay these advances to us by: (i) crediting of the Initial Deposit towards our purchase of 5 Units in Lippincott DST (see “—Lippincott DST Acquisition”); (ii) assigning us all right, title and interest to Route 9W (see “—Route 9W Acquisition”); and (iii) making a $200,000 cash payment to us. The Advisor also arranged for the execution of the Third-Party Note in substitution for the remaining balance due under the Advisor Demand Note after the reductions described in the preceding sentence. The Advisor Demand Note was surrendered for cancellation in connection with the execution of the Third-Party Note. See “—Third-Party Note.”

Director Legal Services

During the year ended December 31, 2014, we incurred $45,621 for legal services to Levine & Levine, P.C., an entity controlled by Robert S. Levine, who was at the time one of our independent directors.”

The following disclosure replaces in its entirety the disclosure under the heading “Stockholder Proposals for the 2016 Annual Meeting” on page 30 of the Proxy Statement.

“STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Stockholder Proposals in the Proxy Statement

Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2016 annual meeting of stockholders, the proposal must be received at our principal executive offices no later than January 16, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings

For any proposal that is not submitted for inclusion in our proxy material for the 2016 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal. Under the our bylaws, for a stockholder proposal to be properly submitted for presentation at our 2016 annual meeting of stockholders, our secretary must receive written notice of the proposal at our principal executive offices not earlier than the December 17, 2015 nor later than 5:00 p.m., Eastern Time, on January 16, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely.

All proposals should be sent via registered, certified or express mail to our secretary at our principal executive offices at: United Realty Trust Incorporated, 60 Broad Street, 34th Floor, New York, New York 10004, Attention: Jacob Frydman (telephone: (212) 388-6800).”